AXIOM MANAGEMENT, INC. AND SUBSIDIARY
FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Axiom Management, Inc. & Subsidiary

We have audited the accompanying balance sheets of Axiom Management, Inc. & Subsidiary as of December 31, 2007 and 2006, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2007 and 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006,  in conformity with accounting principles generally accepted in the United States of America .

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had accumulated deficit of $3,881,549 as of December 31, 2007 and incurred net losses of $1,455,250 ($1,288,582 due to Professional Fees are non operating expenses of which $1,087,500 are shares issued to IR Firm and officer of the company) and $886,209 during the years ended December 31, 2007 and 2006. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. Also, as described in Note 10 to the accompanying financial statements the Company might be subject to potential liability in connection with certain payroll and workers compensation liabilities. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/ s/ Kabani & Company, Inc.

Los Angeles, California
February 20, 2008

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

ASSETS

Current assets
Cash & cash equivalents	$113,691	$12,976
Due from factor, net	126,026	30,258
Accounts receivable	50,045	27,960
Other current assets	635	371
Total current assets	290,397	71,565

Property and equipment, net	1,154	1,747
Deposits	11,770	2,655

Total assets	$303,321	$75,967

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued expenses	$249,329	$174,265
Accrued payroll and payroll taxes	106,553	9,370
Liabilities related to entity spun- off	-	1,210,493
Loans payable	-	25,663
Loans payable, related parties	269,126	307,375
Total current liabilities	625,008	1,727,166

Commitments & contingency	-	-

Stockholders’ deficit
Common stock, $0.001 par value; 100,000,000 shares authorized, 14,900,581 and 11,700,000 shares issued and outstanding as of December 31, 2007 and 2006 , respectively	14,901	11,700
Additional paid-in capital	1,212,461	38,400
Shares to be issued	2,332,500	-
Accumulated deficit	(3,881,549)	(1,746,299)
Total stockholders’ deficit	(321,687)	(1,696,199)

Total liabilities and stockholders’ deficit	$303,321	$75,967

See accompanying notes to consolidated financial statements.

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

Revenues	$7,407,753	$8,112,312

Cost of revenues	6,614,974	7,009,925
Gross profit	792,779	1,102,387

Operating expenses
General and Administrative	783,003	1,740,559
Professional fees	1,288,582	123,221

Total operating expenses	2,071,585	1,863,780

Net operating loss	(1,278,806)	(761,394)

Interest expense	(175,644)	(124,016)

Loss before income taxes	(1,454,450)	(855,409)

Provision for income taxes	800	800

Net loss	$(1,455,250)	$(886,209)

Net loss per common share – basic and diluted	$(0.11)	$(0.08)

Weighted average of common shares – basic and diluted	$13,059,151	$11,700,000

*Weighted average diluted number of shares are the same as basic weighted average number of shares as the effect is of dilutive shares is anti-dilutive

See accompanying notes to consolidated financial statements.

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Shares to be issued	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

Balance, December 31, 2005	11,700,000	$11,700	$(11,700)	$-	$(790,090)	$(790,090)

Deemed dividend for shares to be issued in exchange for shares in subsidiary	-	-	-	725,000	(750,000)	(25,000)

Capital contribution	-	-	50,100	-	-	50,100

Net loss for the year	-	-	-	-	(886,209)	(886,209)

Balance, December 31, 2006	11,700,000	11,700	38,400	725,000	(2,426,299)	(1,651,199)

Recapitalization due to reverse merger	3,200,581	3,201	(36,432)	178,500	-	145,269

Shares to be issued for private placement, net	-	-	-	241,500	-	241,500

Shares to be issued for services	-	-	-	1,087,500	-	1,087,500

Shares to be issued for note conversion	-	-	-	100,000	-	100,000

Capital contribution on spin-off of subsidiary	-	-		1,210,493	-	1,210,493

Net loss for the year	-	-		-	(1,455,250)	(1,455,250)

Balance, December 31, 2007	14,900,581	$14,901	$1,212,461	$2,332,500	$(3,881,549)	$(321,687)

See accompanying notes to consolidated financial statements

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Cash flows from operating activities
Net loss	$(1,455,250)	$(886,209)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	592	30
Issuance of stock for services	1,087,500	-
Changes in operating assets and liabilities
Increase in due from factor,	(95,767)	(10,258)
Decrease in accounts receivable	20,615	174,734
Increase in other assets	(264)	(371)
(Increase)/decrease in deposits	(9,115)	6,626
Increase in accounts payable and accrued expenses	75,063	22,132
Increase in payroll liabilities	97,183	622,838

Net cash used in operating activities	(279,443)	(70,479)

Cash flows from investing activities
Cash from subsidiary acquired	106,993	29,370
Purchase of property and equipment	-	(1,777)
Net cash flow from investing activities	106,993	27,593

Cash flows from financing activities
Net proceeds from private placement funding	241,500	-
Capital contribution	-	50,100
Proceeds from (repayments of) loans payable	(25,663)	55,149
Net proceeds (repayments) of loan payable, officer	57,328	(49,488)

Net cash provided by financing activities	273,165	55,761

Net increase in cash & cash equivalents	100,715	12,976

Cash & cash equivalents, beginning of period	12,976	-

Cash & cash equivalents, end of period	$113,691	$12,976

Supplemental disclosure of cash flow information
Income taxes paid	$800	$3,179
Interest paid	$74,777	$59,294
Deemed dividend	$-	$750,000
Note conversion	$100,000	$-
Capital contribution on entity spun off	$1,210,493	$-

See accompanying notes to consolidated financial statements

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Axiom Management, Inc. (“the Company”, “our”, “we”, “us”), formerly Princeton Holdings, Inc. (through July 2007), formerly SkyFrames Communications, Inc. (through June 2007), formerly Action Industries, Inc. (through January 2007) was incorporated under the laws of the State of Pennsylvania. The Company operates as a holding company.

On July 30, 2007, the Company entered into an agreement with Axiom Staff Management, Inc. (Axiom Staff) whereby 100% of the issued and outstanding shares of Axiom Staff were exchanged for 11,700,000 shares of the Company.  As a result, Axiom Staff became a wholly owned subsidiary of the Company.

For accounting purposes, this transaction has been accounted for as a reverse merger, since the stockholders of Axiom Staff own a majority of the issued and outstanding shares of common stock of the Company, and the directors and executive officers of Axiom Staff became the directors and executive officers of the Company. This acquisition was accounted for at historical cost in a manner similar to that in pooling of interests method since after the acquisition, the former shareholders of Axiom Staff acquired majority of the outstanding shares of the Company. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted. Thus, the historical financial statements are those of "Axiom Staff Management, Inc. & Subsidiary".

Axiom Staff Management, Inc. was incorporated under the laws of the State of Nevada on August 13, 2003. Axiom Staff is a full-service staff recruitment company that ranges from order fulfillment to human resource management.

Coastal Employment, Inc. (Coastal) was incorporated under the laws of the State of California on September 7, 2006. Coastal is a full-service employment, staff recruitment and human resource management company.  Coastal’s main clients are logistics providers, clerical, technical, manufacturing, medical and light industries.

On November 1, 2006, the sole shareholder of Coastal entered into an agreement with Axiom Staff whereby 100% of the issued and outstanding shares of Coastal were acquired for $25,000 bonus and 500,000 shares of Axiom staff.  As a result, Coastal became a wholly owned subsidiary of Axiom Staff. Coastal had insignificant operations as of the date of acquisition and the purchase consideration was treated as a deemed dividend to the shareholder as the prior shareholder is related to the officer, director and major shareholder of Axiom.

On December 12, 2007 the Company signed an agreement with an officer and effectively separated from Axiom Staff Management, Inc.  Per the agreement, the officer assumed certain liabilities in exchange for 100% of Axiom Staff’s issued and outstanding stock, and the Company retained certain liabilities and 100% of Costal Employment’s issued and outstanding stock.  As a result of the separation, the Company recorded an approximately $1.2 million increase in additional paid-in capital for the net liabilities disposed of. The officer resigned from the office of the Company subsequent to the completion of the transaction. The business operations of Axiom Staff were transferred to the Company and are carried on by the Company.

Principles of Consolidation

The consolidated financial statements include the accounts of Axiom Management, Inc. and its wholly-owned subsidiaries, Axiom Staff Management, Inc., (through December 12, 2007) and Coastal Employment, Inc.

All material inter-company accounts and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include collectibility of accounts receivable, accounts payable, sales returns and recoverability of long-term assets.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Property and Equipment

Property and equipment, if any, are stated at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets.  Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.  Expenditures for maintenance and repairs are changed to expense as incurred.

Revenue Recognition

Revenue from the sale of services is recognized at the time the service is performed. The Company maintains an allowance for doubtful accounts on accounts receivable for estimated losses. The Company also reserves for billing adjustments, principally associated with overbillings and client disputes, made after year end that relate to services performed during the fiscal year. The estimates are estimated based on historical adjustment data as percent of sales. The Company's revenue is derived from Company-owned operations. Our service offerings are focused primarily on placing clerical/administrative and light industrial personnel into temporary positions.

The Company follows the guidance of Emerging Issues Task Force (EITF) 99-19, "Recording Revenue Gross as a Principal versus Net as an Agent", for its presentation of revenue and direct costs. This guidance requires the Company to assess whether it acts as a principal in the transaction or as an agent acting on behalf of others. Where the Company is the principal in the transaction and has the risks and rewards of ownership, the transactions are recorded gross in the statements of income. Revenue and related costs of services generated by Company-owned offices are included as part of the Company's consolidated revenue and costs of services, respectively, since the Company has the direct contractual relationships with the customers and holds title to the related customer receivables. The Company enters into separate agreement with the legal employer of the temporary employees.

Workers' Compensation

The Company is responsible for and pays workers' compensation costs for its regular employees with a coverage limit of $1,000,000 per year.  Workers’ compensation for temporary employees is covered by the legal employer of the temporary employees, with whom the Company enters into a separate agreement for hiring the employees. For the first eight months of 2006, the Company employed the temporary employees under its own payroll and insured the temporary employees through State Fund with a coverage limit of $500,000. The Company accrued the estimated costs of workers' compensation claims based upon the expected loss rates within the various temporary employment categories provided by the Company. As of December 31, 2006 the workers' compensation liabilities were $1,091,847 which has been included in net liabilities of subsidiary spun off on the balance sheet for obligations that have been assumed by the ex- officer in exchange for the shares of the subsidiary.

Fair Value of Financial Instruments

Pursuant to SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”, the Company is required to estimate the fair value of all financial instruments included on its balance sheet.  The carrying value of cash, accounts payable and accrued expenses approximate their fair value due to the short period to maturity of these instruments.

Provision for Income Taxes

The Company utilizes SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Comprehensive Income

The Company applies Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (SFAS 130).  SFAS 130 establishes standards for the reporting and display of comprehensive income or loss, requiring its components to be reported in a financial statement that is displayed with the same prominence as other financial statements.  For the years ended December 31, 2007 and 2006, the Company had no other components of comprehensive loss other than net loss as reported on the statement of operations.

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Basic and Diluted Income (Loss) Per Share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Weighted average number of shares used to compute basic and diluted loss per share is the same in these financial statements since the effect of dilutive securities is anti-dilutive.

Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123 (revised 2004), ‘‘Share-Based Payment’’ (‘‘SFAS 123R’’), which requires the measurement of all employee share-based payments to employees, including grants of employee stock options, using a fair-value-based method and the recording of such expense in the consolidated statements of operations. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. The Company has adopted SFAS 123R and related FASB Staff Positions (“FSPs”) as of January 01, 2006 and recognizes stock-based compensation expense using the modified prospective method.

Issuance of Shares for Service

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.  During the year ended December 31, 2007, the Company entered agreements and received services in valued at $1,087,500, the fair value of the services received per the underlying agreements in exchange for the issuance of 650,000 shares of the Company’s common stock.  The stock was issued in January 2008.

Advertising

Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising costs as incurred.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts on accounts receivable is charged to income in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers. Accounts receivable are charged off against the allowance when collectibility is determined to be permanently impaired (bankruptcy, lack of contact, age of account balance, etc). At December 31, 2007, management determined all accounts receivable were fully collectible, as such the balance of the allowance for doubtful accounts is $0 at December 31, 2007.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Recent Accounting Pronouncements

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management is currently evaluating the effect of this pronouncement on financial statements.

In September 2006, FASB issued SFAS 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. However, an employer without publicly traded equity securities is required to disclose the following information in the notes to financial statements for a fiscal year ending after December 15, 2006, but before June 16, 2007, unless it has applied the recognition provisions of this Statement in preparing those financial statements:

a)	A brief description of the provisions of this Statement
b)	The date that adoption is required
c)	The date the employer plans to adopt the recognition provisions of this Statement, if earlier.

The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

In February 2007, FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FAS 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted subject to specific requirements outlined in the new Statement. Therefore, calendar-year companies may be able to adopt FAS 159 for their first quarter 2007 financial statements.

The new Statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item's fair value in subsequent reporting periods must be recognized in current earnings. FAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities.

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for the Company’s fiscal year beginning October 1, 2009. Management is currently evaluating the effect of this pronouncement on financial statements.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The new standard also improves transparency about the location and amounts of derivative instruments in an entity’s financial statements; how derivative instruments and related hedged items are accounted for under Statement 133; and how derivative instruments and related hedged items affect its financial position, financial performance, and cash flows. Management is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement replaces SFAS No. 141, Business Combinations. This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) will apply prospectively to business combinations for which the acquisition date is on or after Company’s fiscal year beginning October 1, 2009. While the Company has not yet evaluated this statement for the impact, if any, that SFAS No. 141(R) will have on its consolidated financial statements, the Company will be required to expense costs related to any acquisitions after September 30, 2009.

2.           GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the company as a going concern.  However, the Company has incurred net operating losses of $1,455,250 and $886,209 during the years ended December 31, 2007 and 2006, respectively, and the Company's operations do not generate sufficient cash to cover its operating costs.  In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and succeed in its future operations, The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken certain restructuring steps to provide the necessary capital to continue its operations. These steps included: 1) acquire profitable operations through issuance of equity instruments; and 2) to continue actively seeking additional funding and restructure the acquired subsidiaries to increase profits and minimize the liabilities.

Furthermore, the Company is planning to purchase an additional subsidiary operating company which will add revenues to the Company.

3.           ACCOUNTS RECEIVABLES

Accounts receivables of $50,045 and $27,960 as of December 31, 2007 and 2006, respectively, comprise of the non- factored receivables of the Company. These receivables are cash on delivery customers and are not factored. The Company invoices the customers and gets paid upfront at the time of delivery of checks to the employees.

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

4.           DUE FROM FACTOR

Pursuant to the terms of an agreement between the Company and a factor, the Company sells a majority of its trade accounts receivable to the factor on a pre-approved, recourse basis.  The Company maintains all credit risk on accounts sold to the factor with recourse.  The price at which the accounts are sold is the invoice amount reduced by the factor commission (3.25% of the invoice amount) and all selling discounts.  As of December 31, 2007 and 2006, recourse receivables totaled $745,222 and $210,228, respectively.

The Company’s obligations with respect to advances from the factor are limited to the interest charges thereon.  The factoring agreement can be terminated by the factor on 30-days written notice.

The status of the Company’s factors receivables are as follows:

	December 31,
	2007	2006

Receivables assigned to factor:
Recourse	$745,222	$210,228
Advances received	(648,111)	(201,622)
Reserves held	28,915	21,652
Due from factor, net	$126,026	$30,258

5.           ACCOUNTS PAYABLES AND ACCRUED EXPENSES

Accounts payable and accrued expenses comprised of the following as of December 31, 2007 and 2006:

	2007	2006

Accounts payables	$108,057	$93,071
Accrued compensation	42,700	25,000
Revolving credit cards	98,572	56,194
Total	$249,329	$174,265

6.           LOANS PAYABLE

On August 28, 2006, the Company entered into a loan agreement with an unrelated party and received $50,000.  The loan calls for interest at 25%.  On August 17, 2007, the Company paid the loan in full.  The balance of the loan at December 31, 2007 and 2006 was $-0- and $25,663.  Total interest expense for the years ended December 31, 2007 and 2006 was $9,227 and $11,636, respectively.

7.           LOANS PAYABLE, RELATED PARTIES

On September 15, 2006, the Company entered into a loan agreement with a related party and received $100,000.  The loan calls for interest at 20%.  Interest only payments are due monthly and all accrued and unpaid interest and principal is due on demand.  The balance of the loan at December 31, 2007 and 2006 was $100,000.  Total interest expense for the years ended December 31, 2007 and 2006 was $21,667 and $7,250, respectively.

On September 21, 2006, the Company entered into a loan agreement with a related party and received $176,800.  The loan calls for interest at 25%.  Interest only payments are due monthly and all accrued and unpaid interest and principal is due on demand.  On April 2, 2007, the Company made a principal only payment of $100,000 principal on the loan.  The balance of the loan at December 31, 2007 and 2006 was $76,800 and $176,800, respectively.  Total interest expense for the years ended December 31, 2007 and 2006 was $31,273 and $14,161, respectively.

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

On April 2, 2007, the Company entered into a loan agreement with a related party and received $100,000.  On September 1, 2007, the debt was converted into 100,000 shares of the Company’s common stock. The shares were issued in January 2008.

From time to time the Company receives advances from officers and shareholders.  These advances are non-interest bearing and are due upon demand.  The balance of the loans at December 31, 2007 and 2006 were $92,326 and $30,575.

8.           COMMON STOCK

On January 9, 2007, the Company approved a 1:200 reverse stock split.  The consolidated financial statements retroactively reflect the reverse split.

On July 30, 2007, the Company entered into an agreement with Axiom Staff Management, Inc. (Axiom Staff) whereby 100% of the issued and outstanding shares of Axiom Staff were exchanged for 11,700,000 shares of the Company.

9.           SHARES TO BE ISSUED

On April 2, 2007, the Company entered into a loan agreement with a related party and received $100,000.  On September 1, 2007, the debt was converted into 100,000 shares of the Company’s common stock. No gain or loss on settlement of debt was recorded as this was a transaction with a related party. The shares were issued in January 2008.

During the year ended December 31, 2007, the Company began a $525,000 private placement for common stock at $1 per unit and received $241,500, net of expenses by the close of the year end. Each unit comprised of one share of restricted stock and one share of unrestricted stock and one warrant. Expenses related to the offering totaled $63,000. The 1,050,000 shares of common stock were issued on January 11, 2008 and have been recorded as shares to be issued in the accompanying financial statements.

During the year ended December 31, 2007, the Company agreed to issue 100,000 shares to an officer of the Company in exchange for the officer agreeing to hold the position with the Company. The shares to be issued were valued at the fair market value of $145,000 and the corresponding expense is recorded in the Statement of Operations for the year ended December 31, 2007. These shares were issued on January 11, 2008.

During the year ended December 31, 2007, the prior shareholder of Coastal was awarded 500,000 shares in Axiom for the shares relinquished in Coastal. This was treated as a deemed dividend as the prior shareholder is related to an officer and director of the Company.

10.           COMMITMENTS AND CONTINGENCIES

Lease Agreements

The Company leases three office facilities under lease agreements that require monthly payments ranging from $850 to $2,367.  The leases expire August 31, 2008 (with automatic renewal), August 31, 2008 and October 31, 2009.  Total rent expense for the years ended December 31, 2007 and 2006 was $45,361 and $105,055.

Future minimum lease payments are as follows:

December 31, 2008	$48,992
December 31, 2009	37,576
December 31, 2010	13,080
December 31, 2011	13,080
December 31, 2012	13,080
$125,808

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

Contingencies

On December 12, 2007 the Company signed an agreement with an officer and effectively disposed off Axiom Staff.  Per the agreement, the officer acquired 100% outstanding shares of Axiom staff along with the payroll and workers compensation liability of $1.2 million payable by Axiom at the date of disposal. The officer resigned from the office of the Company on the completion of the transaction. However, if the ex- officer is unable to pay for the liabilities, then the IRS and workmen’s compensation department might demand the liability from the Company.

11.           PROVISION FOR INCOME TAXES

The Company is registered in the State of Nevada. The Company has operations in the state of California. The Company has incurred net accumulated operating losses for income tax purposes The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of December 31, 2007. Accordingly, the Company has no net deferred tax assets.

The provision for income taxes from continuing operations on income consists of the following for the years ended December 31, 2007 and 2006:

	2007	2006

US Current Income Tax Expense
Federal	$-	$-
State	800	800
	$800	$800

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statement of Operations:

	2007	2006

Tax expense (credit) at statutory rate - federal	34%	34%
State tax expense net of federal tax	6%	6%
Changes in valuation allowance	(40%)	(40%)
Tax expense at actual rate	0%	0%

As of December 31, 2007 and 2006, the Company in the United States had approximately $2,026,876 and $1,445,013, respectively, in net operating loss carry forwards available to offset future taxable income. Federal net operating losses can generally be carried forward 20 years. The deferred tax assets for the United States entities at December 31, 2007 consists mainly of net operating loss carry forwards and were fully reserved as the management believes it is more likely than not that these assets will not be realized in the future.

The following table sets forth the significant components of the net deferred tax assets for operation in the US as of December 31, 2007 and 2006.

	2007	2006

Net operation loss carry forward	$2,026,876	$1,445,013
Total deferred tax assets	810,750	578,005
Less: valuation allowance	(810,750)	(578,005)
Net deferred tax assets	$-	$-

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

12.           SUBSEQUENT EVENTS

On January 29, 2008 the Company placed in escrow a non-refundable deposit of $50,000 in connection with the proposed acquisition of a Florida, full-service PEO.

13.           PROFESSIONAL FEES

The Company incurred professional fees of $1,288,582 and $123,221 in the years ended December 31, 2007 and 2006, respectively. These fees were paid for various professional services rendered during the years ended December 31, 2007 and 2006 for investment relations services, accounting services, audit fees, and legal fees.  These fees were for services rendered and the Company has no future benefit from these fees. The Company does not have a long term contract for the professional fees and does not have an obligation to pay the professional fees in the subsequent years, unless agreed to receive any service in the future.

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
FINANCIAL STATEMENTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
UNAUDITED

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
THESE FINANCIAL STATEMENTS HAVE NOT BEEN REVIEWED OR AUDITED BY THE COMPANY’S AUDITOR

	March 31, 2008 (Unaudited)	December 31, 2007

ASSETS

Current assets
Cash & cash equivalents	$252,763	$113,691
Due from factor, net	68,722	126,026
Accounts receivable	81,947	50,045
Other current assets	5,619	635

Total current assets	409,051	290,397

Property and equipment, net	1,154	1,154
Deposits	61,770	11,770

Total assets	$471,975	$303,321

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued expenses	$330,898	$249,329
Accrued payroll and payroll taxes	29,690	106,553
Liabilities related to entity spun- off	-	-
Loans payable	178,326	269,126

Total current liabilities	538,914	625,008

Commitments & contingency	-	-

Stockholders’ deficit
Common stock, $0.001 par value; 100,000,000 shares authorized, 18,241,581 and 11,700,000 shares issued and outstanding, respectively	18,242	14,901
Additional paid-in capital	4,029,120	1,212,461
Shares to be issued	-	2,332,500
Accumulated deficit	(4,114,301)	(3,881,549)

Total stockholders’ deficit	(66,939)	(321,687)

Total liabilities and stockholders’ deficit	$471,974	$303,321

See accompanying notes to condensed consolidated financial statements.

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
THESE FINANCIAL STATEMENTS HAVE NOT BEEN REVIEWED OR AUDITED BY THE COMPANY’S AUDITOR

	2008	2007

Revenues	$1,385,055	$1,184,126

Cost of revenues	1,288,213	1,046,503
Gross profit	96,842	137,623

Operating expenses
General and Administrative	194,163	199,771
Professional fees	55,321	16,928

Total operating expenses	249,484	216,699

Net operating loss	(152,642)	(79,076)

Interest expense	(80,110)	(41,743)

Loss before income taxes	(232,752)	(120,819)

Provision for income taxes	-	-

Net loss	$(232,752)	$(120,819)

Net loss per common share – basic and diluted	$(0.02)	$(0.01)

Weighted average of common shares – basic and diluted	$17,907,481	$11,700,000

*Weighted average diluted number of shares are the same as basic weighted average number of shares as the effect is of dilutive shares is anti-dilutive.

See accompanying notes to condensed consolidated financial statements.

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2008
(UNAUDITED)
THESE FINANCIAL STATEMENTS HAVE NOT BEEN REVIEWED OR AUDITED BY THE COMPANY’S AUDITOR

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Shares to be issued	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

Balance, December 31, 2007	14,900,581	$14,901	$1,212,461	$2,332,500	$(3,881,549)	$(321,687)

Shares issued for deemed dividend for shares in subsidiary	500,000	500	724,500	(725,000)	-	-

Shares issued for cash (private placement)	1,991,000	1,991	905,509	(420,000)	-	487,500

Shares issued for services	750,000	750	1,086,750	(1,087,500)	-	-

Shares to be issued for note conversion	100,000	100	99,900	(100,000)	-	-

Net loss for the period	-	-		-	(232,752)	(232,752)

Balance, March 31, 2008	18,241,581	$18,242	$4,029,120	$-	$(4,114,301)	$(66,939)

See accompanying notes to condensed consolidated financial statements

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)
THESE FINANCIAL STATEMENTS HAVE NOT BEEN REVIEWED OR AUDITED BY THE COMPANY’S AUDITOR

	2008	2007
Cash flows from operating activities
Net loss	$(232,752)	$(120,819)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	-	-
Issuance of stock for services	-	-
Changes in operating assets and liabilities
Decrease in due from factor,	57,304	12,336
(Increase)/decrease in accounts receivable	(31,902)	25,121
Increase in other assets	(4,984)	(3,749)
Increase in deposits	-	(270)
Increase in accounts payable and accrued expenses	81,569	33,398
Decrease in payroll liabilities	(76,863)	-

Net cash used in operating activities	(207,628)	(53,983)

Cash flows from investing activities
Deposit on proposed acquisition	(50,000)	-
Net cash flow from investing activities	(50,000)	-

Cash flows from financing activities
Net proceeds from private placement funding	487,500	-
Net proceeds (repayments) of loan payable, officer	(90,800)	45,035

Net cash provided by financing activities	396,700	45,035

Net increase in cash & cash equivalents	139,072	(8,948)

Cash & cash equivalents, beginning of period	113,691	12,976

Cash & cash equivalents, end of period	$252,763	$4,028

Supplemental disclosure of cash flow information
Income taxes paid	$-	$-
Interest paid	$53,472	$24,022

See accompanying notes to condensed consolidated financial statements.

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)
THESE FINANCIAL STATEMENTS HAVE NOT BEEN REVIEWED OR AUDITED BY THE COMPANY’S AUDITOR

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Axiom Management, Inc. (“the Company”, “our”, “we”, “us”), formerly Princeton Holdings, Inc. (through July 2007), formerly SkyFrames Communications, Inc. (through June 2007), formerly Action Industries, Inc. (through January 2007) was incorporated under the laws of the State of Pennsylvania.  The Company operates as a holding company.

On July 30, 2007, the Company entered into an agreement with Axiom Staff Management, Inc. (Axiom Staff) whereby 100% of the issued and outstanding shares of Axiom Staff were exchanged for 11,700,000 shares of the Company.  As a result, Axiom Staff became a wholly owned subsidiary of the Company.

For accounting purposes, this transaction has been accounted for as a reverse merger, since the stockholders of Axiom Staff own a majority of the issued and outstanding shares of common stock of the Company, and the directors and executive officers of Axiom Staff became the directors and executive officers of the Company. This acquisition was accounted for at historical cost in a manner similar to that in pooling of interests method since after the acquisition, the former shareholders of Axiom Staff acquired majority of the outstanding shares of the Company. The financial statements of the legal acquirer are not significant; therefore, no pro forma financial information is submitted. Thus, the historical financial statements are those of "Axiom Staff Management, Inc. & Subsidiary".
Axiom Staff Management, Inc. was incorporated under the laws of the State of Nevada on August 13, 2003. Axiom Staff is a full-service staff recruitment company that ranges from order fulfillment to human resource management.

Coastal Employment, Inc. (Coastal) was incorporated under the laws of the State of California on September 7, 2006. Coastal is a full-service employment, staff recruitment and human resource management company. Coastal’s main clients are logistics providers, clerical, technical, manufacturing, medical and light industries.

On November 1, 2006, the sole shareholder of Coastal entered into an agreement with Axiom Staff whereby 100% of the issued and outstanding shares of Coastal were acquired for $25,000 bonus and 500,000 shares of Axiom staff.  As a result, Coastal became a wholly owned subsidiary of Axiom Staff. Coastal had insignificant operations as of the date of acquisition and the purchase consideration was treated as a deemed dividend to the shareholder as the prior shareholder is related to the officer, director and major shareholder of Axiom.

On December 12, 2007 the Company signed an agreement with an officer and effectively separated from Axiom Staff Management, Inc.  Per the agreement, the officer assumed certain liabilities in exchange for 100% of Axiom Staff’s issued and outstanding stock, and the Company retained certain liabilities and 100% of Costal Employment’s issued and outstanding stock. As a result of the separation, the Company recorded an approximately $1.2 million increase in additional paid-in capital for the net liabilities disposed of. The officer resigned from the office of the Company subsequent to the completion of the transaction. The business operations of Axiom Staff were transferred to the Company and are carried on by the Company.

Principles of Consolidation

The consolidated financial statements include the accounts of Axiom Management, Inc. and its wholly-owned subsidiaries, Axiom Staff Management, Inc., (through December 12, 2007) and Coastal Employment, Inc.

All material inter-company accounts and transactions have been eliminated.

Preparation of Interim Condensed Financial Statements

These interim condensed financial statements for the three months ended March 31, 2008 and 2007 have been prepared by the Company's management, without audit, in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the United States Securities and Exchange Commission ("SEC"). In the opinion of management, these interim condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments, unless otherwise noted) necessary to present fairly the Company's financial position, results of operations and cash flows for the fiscal periods presented. Certain information and note disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in these interim financial statements pursuant to the SEC's rules and regulations, although the Company's management believes that the disclosures are adequate to make the information presented not misleading. The financial position, results of operations and cash flows for the interim periods disclosed herein are not necessarily indicative of future financial results. These interim condensed consolidated financial statements should be read in conjunction with the annual financial statements and the notes thereto included in the Company's most recent audit for the fiscal year ended December 31, 2007 which are included in this filing.

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include collectibility of accounts receivable, accounts payable, sales returns and recoverability of long-term assets.

Basic and Diluted Income (Loss) Per Share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Weighted average number of shares used to compute basic and diluted loss per share is the same in these financial statements since the effect of dilutive securities is anti-dilutive.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Allowance for Doubtful Accounts

The allowance for doubtful accounts on accounts receivable is charged to income in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers. Accounts receivable are charged off against the allowance when collectibility is determined to be permanently impaired (bankruptcy, lack of contact, age of account balance, etc).  At March 31, 2008, management determined all accounts receivable were fully collectible, as such the balance of the allowance for doubtful accounts is $0 at March 31, 2008.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

2.           GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the company as a going concern.  However, the Company has incurred net operating losses of $232,752 and $1,455,250 during the three months ended March 31, 2008 and the year ended December 31, 2007, respectively, and the Company's operations do not generate sufficient cash to cover its operating costs.  In view of the matters described above, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon continued operations of the company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and succeed in its future operations, The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management has taken certain restructuring steps to provide the necessary capital to continue its operations. These steps included: 1) acquire profitable operations through issuance of equity instruments; and 2) to continue actively seeking additional funding and restructure the acquired subsidiaries to increase profits and minimize the liabilities.

Furthermore, the Company is planning to purchase an additional subsidiary operating company which will add revenues to the Company.

3.           ACCOUNTS RECEIVABLES

Accounts receivables of $81,947 and $50,045 as of March 31, 2008 and December 31, 2007, respectively, comprise of the non- factored receivables of the Company. These receivables are cash on delivery customers and are not factored. The Company invoices the customers and gets paid upfront at the time of delivery of checks to the employees.

4.           DUE FROM FACTOR

Pursuant to the terms of an agreement between the Company and a factor, the Company sells a majority of its trade accounts receivable to the factor on a pre-approved, recourse basis.  The Company maintains all credit risk on accounts sold to the factor with recourse.  The price at which the accounts are sold is the invoice amount reduced by the factor commission (3.25% of the invoice amount) and all selling discounts.  As of March 31, 2008 and December 31, 2007, recourse receivables totaled $68,722 and $745,222, respectively.

The Company’s obligations with respect to advances from the factor are limited to the interest charges thereon.  The factoring agreement can be terminated by the factor on 30-days written notice.

The status of the Company’s factors receivables are as follows:

	March 31, 2008	December 31, 2007

Receivables assigned to factor:
Recourse	$226,597	$745,222
Advances received	(186,790)	(648,111)
Reserves held	28,915	28,915
Due from factor, net	$68,722	$126,026

5.           ACCOUNTS PAYABLES AND ACCRUED EXPENSES

Accounts payable and accrued expenses comprised of the following:

	March 31, 2008	December 31, 2007

Accounts payables	$232,800	$108,057
Accrued compensation	-	42,700
Revolving credit cards	98,098	98,572
Total	$330,898	$249,329

AXIOM MANAGEMENT, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

6.           LOANS PAYABLE, RELATED PARTIES

During January, 2008, the Company entered into a loan agreement with a related party and received $50,000.  The loan calls for interest at 20%.  Interest only payments are due monthly and all accrued and unpaid interest and principal is due on demand.  The balance of the loan at March 31, 2008 and December 31, 2007 was $50,000 and $0, respectively.

From time to time the Company receives advances from officers and shareholders.  These advances are non-interest bearing and are due upon demand.  The balance of the loans at March 31, 2008 and December 31, 2007 were $128,326 and $92,326, respectively.

7.           COMMON STOCK

On January 11, 2008, the Company issued 100,000 shares of the Company’s common stock in payment of a loan agreement the Company entered into on April 2, 2007 with a related party and received $100,000.  On September 1, 2007, the debt was converted into 100,000 shares of the Company’s common stock. No gain or loss on settlement of debt was recorded as this was a transaction with a related party.

On January 11, 2008 the Company issued 1,991,000 shares of its common stock in connection with a private placement the Company began in December 2007. The issuance represents 995,500 units of the private placement. Each unit comprised of one share of restricted stock and one share of unrestricted stock and one warrant. The Company has received $907,500, net of expenses, as of March 31, 2008 for this private placement. $420,000 of this amount was collected during the year ended December 31, 2007.

On January 11, 2008 the Company issued 100,000 shares of its common stock to an officer of the Company in exchange for the officer agreeing to hold the position with the Company. The shares were valued at the fair market value of $145,000 and the corresponding expense was recorded in the year ended December 31, 2007.

On January 11, 2008 the Company issued 650,000 shares of its common stock to three consulting firms for services rendered during the year ended December 31, 2007. The shares were valued at the fair market value of $942,500 and the corresponding expense was recorded in the year ended December 31, 2007.

On January 11, 2008, the Company issued 500,000 shares of its common stock to the prior shareholder of Coastal for the shares relinquished in Coastal. This was treated as a deemed dividend as the prior shareholder is related to an officer and director of the Company.  The dividend was recorded in the year ended December 31, 2007.

8.           SUBSEQUENT EVENTS

Anything to disclose – any development in the Florida acquisition?